EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
November 12, 2013	Nasdaq: EVOL

Evolving Systems Reports Third Quarter 2013 Financial Results

Fourth quarter dividend of $0.10 per share, payable December 13, 2013, to stockholders of record on November 29, 2013

Company extends leadership position with three new Dynamic SIM Allocation™ (DSA) customers year-to-date

DSA license and services bookings up 38% to $2.2 million in Q3 vs. $1.6 million in Q2

Total license and services bookings up 58% to $4.7 million in Q3 vs. $3.0 million in Q2

Q3 gross margins of 74%, up from 69% in same quarter last year

Adjusted EBITDA through nine months up 11% to $5.0 million from $4.6 million over the same period last year

Cash generated from operations increased 342% through nine months to $7.3 million from $1.6 million over the same period last year

ENGLEWOOD, Colorado — Evolving Systems, Inc. (Nasdaq: EVOL), a leading provider of activation-based solutions to telecom operators worldwide, today reported financial results for its third quarter and nine-month period ended September 30, 2013.

“We are particularly pleased with our license and services bookings, up 58% over the second quarter, as we gained momentum in our order flow,” said Thad Dupper, Chairman and CEO.  “During the third quarter we signed a DSA license upgrade which contributed to an increase in gross margin — to 74% from 69% — over last year’s third quarter.  For the comparative nine-month periods, adjusted EBITDA increased by 11% to $5.0 million from $4.6 million and cash generated from operating activities increased more than three-fold to $7.3 million from $1.6 million.  Perhaps the most significant highlight of the third quarter was in the area of new customer wins as we added two new DSA accounts and one new TSA account.   In particular, our DSA wins strengthen our position as the global leader in the growing market segment of SIM card activation.  As a result of our renewed momentum in license and services bookings, we’re pleased to report our Board of Directors has declared a fourth quarter dividend of $0.10 per share.

“Early in the fourth quarter Evolving Systems acquired Telespree Communications, which provides cloud-based service activation and mobile broadband enablement solutions to carriers in the United States,” Dupper added.  “We expect this acquisition to accelerate our introduction of a cloud-based DSA solution in addition to enhancing our solutions for the connected device and M2M markets.  Additionally, Telespree’s 11 U.S. patents further strengthen our IP portfolio, bringing to 15 our total number of issued patents.”

Third Quarter Results Recap

•                  Revenue of $6.1 million versus $6.8 million a year ago.  License and services revenue of $3.8 million versus $4.7 million last year. Customer support revenue up to $2.2 million from $2.1 million in the third quarter last year.

•                  Operating income of $1.5 million (inclusive of $0.2 million in Telespree acquisition transaction costs) versus $1.7 million in the third quarter last year.

•                  Net income of $0.9 million versus $1.2 million in the third quarter last year.  Diluted net income per share of $0.08 versus $0.11.

•                  Adjusted EBITDA of $1.6 million versus $1.9 million in the third quarter last year.

•                  Cash Flow: The Company generated $1.8 million in cash from operations in the third quarter compared with $1.9 million in the same quarter last year.

•                  Balance Sheet: Cash and cash equivalents at September 30, 2013, were $13.7 million, up from $8.8 million at 2012 year-end.

•                  Dividend Update: The Company declared a fourth quarter dividend of $0.10 per share to stockholders of record on November 29, 2013, payable December 13, 2013.

Nine Month Results Recap

•                  Revenue of $18.5 million, down from $19.4 million in the first nine months last year. License and services revenue of $11.9 million versus $13.0 million last year. Customer support revenue up to $6.7 million from $6.4 million.

•                  Operating income increased 18% to $4.5 million from $3.8 million in the same period last year.  The improvement was due to higher gross margins (72% vs. 68%) and a reduction in sales and marketing, product development and general and administrative expense.

•                  Net income of $3.0 million compared with $4.1 million a year ago when the Company recorded $1.4 million in gain on sale and related interest associated with investments in marketable debt securities. Diluted net income per share was $0.26 versus $0.36.

•                  Adjusted EBITDA increased 11% to $5.0 million versus $4.6 million in the same period last year.

•                  Cash Flow: Year-to-date cash generated from operations increased 342% to $7.3 million from $1.6 million over the first nine months of 2012.

Bookings and Backlog Highlights

•                  Third quarter bookings totaled $7.0 million, matching the third quarter a year ago but increasing 14% over the second quarter of 2013. License and services bookings of $4.7 million were down year over year from $5.0 million but up 58% from $3.0 million in the second quarter of this year.  DSA license and services bookings in the third quarter were $2.2 million, down slightly from $2.3 million year over year but up 38% from $1.6 million in the second quarter of

2013. TSA license and services bookings were $2.5 million, down from $2.7 million last year but up 82% from $1.3 million in the second quarter.  Customer support bookings in the third quarter were $2.3 million, up from $2.0 million a year ago but down from $3.2 million in the second quarter of this year. Bookings are defined as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

•                  Nine-month bookings totaled $18.8 million, up from $18.4 million in the same period last year.  License and services bookings were $11.2 million and were comprised of $5.6 million in DSA orders and $5.6 million in orders for TSA.   Customer support bookings were $7.6 million.

•                  Total backlog at September 30, 2013, was $11.4 million, up from $10.3 million in the second quarter but down from $11.6 million at the same time last year.  License and services backlog totaled $6.0 million and included $3.5 million in DSA and $2.5 million in TSA.  Customer support backlog was $5.4 million.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers. The conference ID is 93959626.  A telephone replay will be available through November 26, 2013, and can be accessed by calling 1-855-859-2056 or 1-404-537-3406. Conference ID 93959626. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com. A replay of the Webcast will be accessible at that website through November 26, 2013.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions.)  Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance.  Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies.  Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt.  Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services to 60 network operators in over 40 countries worldwide. The Company’s product portfolio includes market-leading activation products that address subscriber service activation, SIM card activation, mobile broadband activation as well as the activation of connected devices. Founded in 1985, the Company has headquarters in Englewood, CO, with offices in San Francisco, CA; the United Kingdom; India; and Malaysia. For more information please visit www.evolving.com or follow us on Twitter: http://twitter.com/EvolvingSystems

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the market for the Company’s DSA and TSA products, market leadership, sales momentum, EBITDA, cash flow and bookings growth, and the Company’s continued ability to pay dividends or post quarterly or nine-month results that are similar to those described in this press release are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 12, 2013, as well as other SEC filings, including Forms 10-Q, 10-Q/A, 8-K and press releases.

Investor Relations	Press Relations
Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Jo Windel Marketing Manager +44 (0)1225 478062 jo.windel@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue:
License fees and services	$3,828	$4,741	$11,853	$13,032
Customer support	2,241	2,093	6,670	6,364
Total revenue	6,069	6,834	18,523	19,396
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,217	1,707	4,054	5,049
Costs of customer support excluding depreciation and amortization	378	391	1,087	1,138
Sales and marketing	1,230	1,270	3,776	3,834
General and administrative	1,017	937	2,680	2,844
Product development	719	675	2,116	2,182
Depreciation	43	72	117	224
Amortization	0	100	195	299
Total costs of revenue and operating expenses	4,604	5,152	14,025	15,570
Income from operations	1,465	1,682	4,498	3,826
Other income (expense):
Interest income	2	6	8	56
Interest income, related party	—	—	—	532
Interest expense	(4)	—	(15)	(1)
Gain on sale of investments	—	—	—	891
Foreign currency exchange gain (loss)	(107)	(116)	38	(166)
Other income (expense), net	(109)	(110)	31	1,312
Income from operations before income taxes	1,356	1,572	4,529	5,138
Income tax expense	436	334	1,527	1,012
Net income	$920	$1,238	$3,002	$4,126
Basic income per common share	$0.08	$0.11	$0.26	$0.37
Diluted income per common share	$0.08	$0.11	$0.26	$0.36
Weighted average basic shares outstanding	11,461	11,318	11,431	11,248
Weighted average diluted shares outstanding	11,770	11,590	11,717	11,490

Consolidated Balance Sheets

	September 30,	December 31,
(In thousands)	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$13,719	$8,844
Short-term restricted cash	—	53
Contract receivables, net	5,490	4,803
Unbilled work-in-progress, net	2,190	4,802
Prepaid and other current assets	903	1,133
Total current assets	22,302	19,635
Property and equipment, net	285	211
Amortizable intangible assets, net	—	204
Goodwill	16,484	16,510
Long-term deferred income taxes	—	27
Other long-term assets	1	6
Total assets	$39,072	$36,593
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$4	$4
Accounts payable and accrued liabilities	3,588	3,833
Income taxes payable	475	308
Unearned revenue	3,236	1,596
Total current liabilities	7,303	5,741
Long-term liabilities:
Capital lease obligations, net	12	16
Deferred income taxes	224	—
Total liabilities	7,539	5,757
Stockholders’ equity:
Common stock	12	11
Additional paid-in capital	92,893	91,957
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(3,566)	(3,297)
Accumulated deficit	(56,553)	(56,582)
Total stockholders’ equity	31,533	30,836
Total liabilities and stockholders’ equity	$39,072	$36,593

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Non-GAAP net income and income per share:
GAAP net income	$920	$1,238	$3,002	$4,126
Amortization of intangible assets	—	100	195	299
Stock-based compensation expense	74	66	228	205
Income tax adjustment for non-GAAP*	(25)	(31)	(123)	(114)
Non-GAAP net income	$969	$1,373	$3,302	$4,516

Diluted net income per share
GAAP	$0.08	$0.11	$0.26	$0.36
Non-GAAP	$0.08	$0.12	$0.28	$0.39
Non-GAAP continuing operations	$0.08	$0.12	$0.28	$0.39
Shares used to compute diluted EPS	11,770	11,590	11,717	11,490

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Adjusted EBITDA:

Net income	$920	$1,238	$3,002	$4,126
Depreciation	43	72	117	224
Amortization of intangible assets	—	100	195	299
Stock-based compensation expense	74	66	228	205
Interest expense and other (benefit), net	109	110	(31)	(1,312)
Income tax expense (benefit)	436	334	1,527	1,012
Adjusted EBITDA	$1,582	$1,920	$5,038	$4,554

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.